UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

(Amendment No. 1)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐

PT Portugal, SGPS, S.A.

(Name of Subject Company)

Not Applicable

(Translation of Subject Company’s Name into English (if applicable))

Portugal

(Jurisdiction of Subject Company’s Incorporation or Organization)

PT Portugal, SGPS, S.A.

Oi S.A.

(Name of Person(s) Furnishing Form)

6.25% Notes due 2016

(Title of Class of Subject Securities)

Not Applicable

(CUSIP Number of Class of Securities (if applicable)

Bayard De Paoli Gontijo

Investor Relations Officer

Rua Humberto de Campos, 425

8º andar

Leblon, Rio de Janeiro, RJ, Brazil 22430-190

Tel: +55 21 3131-1211

(Name, Address (including zip code) and Telephone Number (including area code)

of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

Copies to:

Mark O. Bagnall

White & Case LLP

Southeast Financial Center, Suite 4900

200 South Biscayne Boulevard

Miami, FL 33131

Tel: (305) 371-2700

April 9, 2015

(Date Tender Offer/Rights Offering Commenced)

PART I

INFORMATION SENT TO SECURITY HOLDERS

Item 1.	Home Jurisdiction Documents

(a)	The following documents are attached hereto as exhibits to this form:

Exhibit Number	Description of Document

1.1	Consent Solicitation Memorandum (previously furnished to the Securities and Exchange Commission as an Exhibit to Form CB on April 10, 2015).

1.2	Notice of Meeting (previously furnished to the Securities and Exchange Commission as an Exhibit to Form CB on April 10, 2015).

1.3	Press release, dated April 9, 2015 (previously furnished to the Securities and Exchange Commission as an Exhibit to Form CB on April 10, 2015).

1.4	Notice published on Bloomberg on April 9, 2015(previously furnished to the Securities and Exchange Commission as an Exhibit to Form CB on April 10, 2015).

1.5	Announcement, dated April 9, 2015 (previously furnished to the Securities and Exchange Commission as an Exhibit to Form CB on April 10, 2015).

1.6	Investors Presentation, dated April 9, 2015 — “PT PORTUGAL, SGPS, S.A. EUR 400,000,000 6.25% NOTES DUE 2016 CONSENT SOLICITATION — (ISIN PTPTCYOM0008) — APRIL 9, 2015” (previously furnished to the Securities and Exchange Commission as an Exhibit to Form CB on April 10, 2015).

1.7	Consent Solicitation – Frequently Asked Questions (previously furnished to the Securities and Exchange Commission as an Exhibit to Form CB on April 10, 2015).

1.8	Consent Solicitation – Frequently Asked Questions.

(b)	Not applicable.

Item 2.	Information Legends

A legend complying with Rule 802(b) under the U.S. Securities Act of 1933, as amended, is included in each of Exhibits 1.1, 1.2, 1.3, 1.4, 1.5, 1.6, 1.7 and 1.8.

PART II

INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1)	The following documents are attached as exhibits to this Form CB:

Exhibit Number	Description of Document

2.1	Form of Ninth Supplemental Trust Deed further modifying and restating the provisions of the Trust Deed dated December 17, 1998, relating to a €7,500,000,000 Euro Medium Term Note Programme

2.2	Terms and Conditions of the Notes

2.3	Form of Supplemental Agency Agreement in respect of a €7,500,000,000 Euro Medium Term Note Programme

2.4	Form of Interbolsa Instrument relating to a €7,500,000,000 Euro Medium Term Note Programme

(2)	Not applicable.
(3)	Not applicable.

PART III

CONSENT TO SERVICE OF PROCESS

(1)	Written irrevocable consents and powers of attorney on Form F-X were filed with the Securities and Exchange Commission on April 10, 2015.

(2)	Not applicable.

PART IV

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

PT PORTUGAL, SGPS, S.A.

By:	/s/ Marco Norci Schroeder
Name:	Marco Norci Schroeder
Title:	Vice President

By:	/s/ Flavio Nicolay Guimarães
Name:	Flavio Nicolay Guimarães
Title:	Administrator

Date:	April 15, 2015

OI S.A.

By:	/s/ Jason Santos Inacio
Name:	Jason Santos Inacio
Title:	Director

By:	/s/ Eurico de Jesus Teles Neto
Name:	Eurico de Jesus Teles Neto
Title:	Director

Date:	April 15, 2015